Exhibit 10.1

January 10, 2017

Transgenomic, Inc.

12325 Emmet Street,

Omaha, NE 68164

Attention: Paul Kinnon

Re:	Default waiver for Transgenomic, Inc. Unsecured Convertible Promissory Notes

To Whom It May Concern:

Reference is made to those certain Unsecured Convertible Promissory Notes (the “Notes”) issued by Transgenomic, Inc. (the “Company”) to Potomac Capital Partners, LP, MAZ Partners LP, David Wambeke and Craig-Hallum Capital Group LLC (collectively, the “Note Holders”) on January 20, 2015. All capitalized terms used herein, but not specifically defined herein, shall have the meanings provided for such terms in the Notes.

Pursuant to Section 2(a) of each Note, the outstanding principal amount of each Note became due and payable on December 31, 2016 (the “Maturity Date”). Section 4(v) of each Note provides that if the Company fails to make any payment (whether principal, interest or otherwise) under such Note within 10 days of when such payment is due, such failure to pay would constitute an Event of Default thereunder. On the Maturity Date, the Company failed to pay the outstanding aggregate amount due on the Notes of $638,016 (representing $571,250 in aggregate principal amount and $66,766 of aggregate accrued interest), which failure would constitute an Event of Default pursuant to Section 4(v) of each Note (the “Prospective Event of Default”) if such required amounts are not paid to the Note Holders on January 10, 2017.

The Note Holders and the Company are discussing the terms for extending the Maturity Date of the Notes as well as modifying certain other terms of the Notes (the “Note Maturity Extension”). On the basis of such discussions, the Note Holders hereby waive the Prospective Event of Default and agree that the Company’s failure to make the required payments under the Notes as described above on January 10, 2017, shall not constitute an Event of Default thereunder. Should the Company and the Note Holders fail to reach an agreement on the terms of the Note Maturity Extension and enter into definitive documentation with respect thereto on or before January 31, 2017, however, such failure shall, at the Note Holders’ election and upon prior written notice to the Company, constitute an Event of Default under the Notes.

This letter shall not be deemed to waive any other covenant or any other provisions of the Notes or any other non-compliance by the Company with the Notes, whether or not the events, facts or circumstances giving rise to such non-compliance existed on or prior to the date hereof.

This letter shall not constitute an amendment or modification of any provision of the Notes.

Very truly yours,

Potomac Capital Partners, LP

By:	/s/ Paul J. Solit
	Name:	Paul J. Solit
	Title:	Managing Member

MAZ Partners LP

By:	/s/ Walter Schenker
	Name:	Walter Schenker
	Title:	Principal

/s/ David Wambeke
David Wambeke

Craig-Hallum Capital Group LLC

By:	/s/ Kevin Harris
	Name:	Kevin Harris
	Title:	President

ACCEPTED AND AGREED TO:

Transgenomic, Inc.

By:	/s/ Paul Kinnon
Paul Kinnon
President and Chief Executive Officer